EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Establishment Labs Holdings Inc. on Form S-8 (File No. 333-226340) of our report dated March 20, 2019, with respect to our audits of the consolidated financial statements of Establishment Labs Holdings Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Establishment Labs Holdings Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP Costa Mesa, California
March 20, 2019